Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Dave Prichard 608.278.6141

Spectrum Brands Holdings Announces Voting Results
 for Proposals at 2011 Annual Meeting of Stockholders

Madison, WI, March 2, 2011 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company with market-leading brands, today announced the voting results for the six proposals at its 2011 Annual Meeting of Stockholders held in New York City on March 1, 2011.

At the Annual Meeting, and as recommended by the Board of Directors, stockholders:

●	elected four Class I directors – Kenneth C. Ambrecht, Eugene I. Davis, David R. Lumley and Robin Roger – to the Board of Directors for a three-year term until the 2014 Annual Meeting of Stockholders;
●	ratified the Board of Directors’ appointment of KPMG LLP as the Company’s independent registered public accounting firm for its 2011 fiscal year;
●	approved the advisory vote on executive compensation;
●	approved, on an advisory basis, the frequency of holding a future advisory vote on executive compensation every three years;
●	approved incentive compensation arrangements for certain of the Company’s key executive officers; and
●	approved the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan.

 A total of approximately 50.2 million shares of common stock, or approximately 98.5 percent of shares of common stock entitled to vote as of the record date of January 24, 2011, were represented in person or by valid proxies at the Annual Meeting.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a diversified, global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and Hot Shot®.  Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Spectrum Brands Holdings generated net sales of $3.1 billion from continuing operations in fiscal 2010.  For more information, visit www.spectrumbrands.com.

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